Exhibit 99.1

FENNEC PHARMACEUTICALS ANNOUNCES $12.5 MILLION DEBT FINANCING WITH BRIDGE BANK

Research Triangle Park, NC, February 4, 2019 – Fennec Pharmaceuticals Inc. (NASDAQ:FENC; TSX: FRX), a specialty pharmaceutical company focused on the development of PEDMARKTM (a unique formulation of sodium thiosulfate (STS) to be administered by infusion) for the prevention of ototoxicity induced by cisplatin chemotherapy in pediatric patients with solid tumors, announced a $12.5 million senior debt facility with the Life Sciences Group at Bridge Bank.

The U.S. operating subsidiary of Fennec Pharmaceuticals Inc. entered into a Loan and Security Agreement with Bridge Bank, securing a $12.5 million debt facility with a maturity date of October 1, 2023, which will be funded upon New Drug Application (NDA) approval of PEDMARKTM in the U.S.  The Company intends to use the proceeds from the loan to provide working capital for commercialization activities for PEDMARKTM upon NDA approval.

“We welcome the commitment of Bridge Bank to Fennec as this debt facility provides us with the option to access minimally dilutive capital at an attractive cost upon NDA approval. With this facility, combined with our existing cash position, we believe we have sufficient resources to launch PEDMARKTM,” stated Rosty Raykov, Chief Executive Officer of Fennec.

“PEDMARK™ is the first agent to receive Breakthrough Therapy designation from the U.S Food and Drug Administration for prevention of cisplatin-induced hear loss in pediatric patients,” said Justin McDonie, senior vice president of Bridge Bank’s Life Sciences Group. “Bridge Bank welcomes the opportunity to work alongside the Fennec Pharmaceuticals team and to provide flexible debt capital to support the launch of PEDMARK™ which addresses an unmet orphan condition.”

About Bridge Bank

Bridge Bank, a division of Western Alliance Bank, Member FDIC, helps business clients realize their growth ambitions. Founded in 2001 in Silicon Valley, Bridge Bank offers a better way to bank for small-market and middle-market businesses across many industries, as well as emerging technology companies and the private equity community. Geared to serving both venture-backed and non-venture-backed companies, Bridge Bank delivers a broad scope of financial solutions including growth capital, equipment and working capital credit facilities, sustainable energy project finance, venture debt, treasury management, asset-based lending, SBA and commercial real estate loans, ESOP finance and a full line of international products and services. Based in San Jose, Bridge Bank has eight offices in major markets across the country along with Western Alliance Bank’s powerful array of specialized financial services. Western Alliance Bank is the primary subsidiary of Phoenix-based Western Alliance Bancorporation. One of the country’s top-performing banking companies, Western Alliance has ranked in the top 10 on the Forbes “Best Banks in America” list for four consecutive years, 2016-2019. For more information, visit bridgebank.com.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc., is a specialty pharmaceutical company focused on the development of PEDMARKTM (a unique formulation of sodium thiosulfate (STS)) for the prevention of platinum-induced ototoxicity in pediatric patients. STS has received Orphan Drug Designation in the US in this setting. Further, PEDMARKTM received Breakthrough Therapy and Fast Track Designation by the FDA in March 2018. In Europe PEDMARKTM has been accepted by the EMA for Marketing Authorization Application submission via the PUMA pathway which if approved affords Fennec ten years regulatory exclusivity for the product. Fennec has a license agreement with Oregon Health and Science University (OHSU) for exclusive worldwide license rights to intellectual property directed to STS and its use for chemoprotection, including the prevention of ototoxicity induced by platinum chemotherapy, in humans. For more information, please visit www.fennecpharma.com.

Forward looking statements

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals (including the New Drug Application (NDA) approval of PEDMARKTM that is required to access the Bridge Bank facility), clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2017. Fennec Pharmaceuticals, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

The scientific information discussed in this news release related to PEDMARKTM is preliminary and investigative. Such product candidate is not approved by the U.S. Food and Drug Administration, Health Canada or other regulatory and no conclusions can or should be drawn regarding the safety or effectiveness of such product candidate.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov

Chief Executive Officer

Fennec Pharmaceuticals Inc.

T: (919) 636-5144